Exhibit 10.18
OFFICE LEASE AGREEMENT

BY AND BETWEEN

THE WELLS FUND XI - FUND XII - REIT JOINT VENTURE
AND
MEARA WELCH BROWNE, P.C.,
A MISSOURI PROFESSIONAL CORPORATION

20/20 BUILDING
2020 WEST 89th
LEAWOOD, KANSAS

TABLE OF CONTENTS

ARTICLE I SPECIAL DEFINITIONS	1

ARTICLE II PREMISES	2

ARTICLE III TERM	3

ARTICLE IV BASE RENT	3

ARTICLE V OPERATING CHARGES AND REAL ESTATE TAXES	4

ARTICLE VI USE OF PREMISES	5

ARTICLE VII ASSIGNMENT AND SUBLETTING	6

ARTICLE VIII MAINTENANCE AND REPAIRS	8

ARTICLE IX ALTERATIONS	9

ARTICLE X SIGNS	10

ARTICLE XI LETTER OF CREDIT	10

ARTICLE XII INSPECTION	12

ARTICLE XIII INSURANCE	12

ARTICLE XIV SERVICES AND UTILITIES	14

ARTICLE XV LIABILITY OF LANDLORD	15

ARTICLE XVI RULES	16

ARTICLE XVII DAMAGE OR DESTRUCTION	16

ARTICLE XVIII CONDEMNATION	17

ARTICLE XIX DEFAULT	17

ARTICLE XX BANKRUPTCY	19

ARTICLE XXI SUBORDINATION	20

ARTICLE XXII HOLDING OVER	20

ARTICLE XXIII COVENANTS OF LANDLORD	21

ARTICLE XXIV PARKING	21

ARTICLE XXV GENERAL PROVISIONS	22

ARTICLE XXVI RENEWAL OPTIONS	25

RIDER 1 - General Definitions
EXHIBIT A - Plan Showing Premises
EXHIBIT B - Work Agreement
EXHIBIT C - Rules and Regulations
EXHIBIT D - Certificate Affirming the Lease Commencement Date
EXHIBIT E - Janitorial Specifications
EXHIBIT F - Legal Description

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this "Lease") is dated as of the 14th day of January, 2013, by and between The Wells Fund XI - Fund XII - REIT Joint Venture ("Landlord"), and Meara Welch Browne, P.C., a Missouri professional corporation ("Tenant").

ARTICLE I
SPECIAL DEFINITIONS

3.1Anticipated Delivery Date:  Upon execution and Tenant's delivery of required insurance certificate(s), first month's rent, and Letter of Credit.
3.2Base Rent:  (a) Tenant shall pay Base Rent as set forth in the following table:

Months	Annual Base Rent	Monthly Base Rent	Per Square Foot
Lease Commencement Date through month 12	$135,305.50	$11,275.46	$18.25
Months 13-24	$138,011.61	$11,500.97	$18.62
Months 25-36	$140,771.84	$11,730.99	$18.99
Months 37-48 Months 49-60 Months 61-72 Months 73-84 Months 85-88	$143,587.28 $146,459.02 $149,388.21 $152,375.97	$11,965.61 $12,204.92 $12,449.02 $12,698.00 $12,951.96	$19.37 $19.75 $20.15 $20.55 $20.96

Notwithstanding the foregoing, provided no Event of Default exists, Tenant shall not be required to pay Base Rent as set forth above in this Section 1.2(a) for the first four (4) calendar months of the Term. In the event that Tenant commits a material, monetary Event of Default during the Term and Tenant fails to cure before Landlord exercises its remedies under this Lease, then the unamortized portion of all sums so abated shall be immediately due and payable, such amortization to be on a straight line basis over the initial Term of this Lease.
(b) In addition to the foregoing amounts, if Tenant elects to take Additional Construction Allowance in accordance with Section 11 of the Workletter attached to this Lease as Exhibit B (“Workletter”), then Tenant shall pay additional Base Rent in consideration of Landlord increasing the Construction Allowance up to an additional $24.00 per rentable square foot of the Premises in accordance with Section 11 of the Workletter. Tenant shall pay such additional Base Rent in monthly installments each and every month during the Lease Term. Amounts payable pursuant to said Section 11 and this Section 1.2(b) shall not be subject to abatement as provided in the preceding paragraph.
3.3Intentionally deleted.
3.4Brokers:  CBRE Inc. (“Landlord's Broker”); and Block Real Estate Services (“Tenant's Broker”).
3.5Building:  the 20/20 Building containing seventy thousand one hundred seventy (70,170) square foot of total rentable area ("Total Area"), located at 2020 West 89th, Leawood, Kansas.
3.6Building Hours:   7:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 8:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays).

3.7Construction Allowance: The product of $26.00 multiplied by the rentable square footage of the Premises.
3.8Expiration Date: 11:59 p.m. (local time at the Building) on the last day of the eighty-eighth (88th) Lease Month (i.e., June 30, 2020).
3.9Guarantor(s):  none.
3.10Holidays: New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any additional holidays commonly recognized by the U.S. Federal Government or the State of Kansas.
3.11Landlord Notice Address:  c/o Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, GA 30097, Attention: Asset Manager - 20/20 Building, Leawood, KS, with a copy to CB Richard Ellis, 4717 Grand Ave. Suite 500, Kansas City, Missouri 64112.
3.12Landlord Payment Address:  20/20 Building, P.O. Box 926040, Norcross, GA 30010-6040 or by electronic means: Bank Name - Regions Bank, Bank Address - Birmingham, AL, ABA # - 062005690 (wires only), Account Name - Fund XI Fund XII REIT JV, Account # - 013 474 9497. At Landlord's option which may be exercised only if Tenant has previously committed a monetary Event of Default and not cured same within any applicable cure period, upon at least thirty (30) days written notice, Tenant shall make all payments by means of electronic transfer of funds.
3.13Lease Commencement Date: Upon Substantial Completion of the Work in the Premises, but in no event later than March 1, 2013.
3.14Lease Term:  Eighty-eight (88) months from the Lease Commencement Date, subject to Section 3.1.
3.15Intentionally deleted.
3.16Permit Allotment:  Tenant shall be entitled to four (4) parking permits for the covered lot available for Tenant's use on a first come, first served basis.
3.17Operating Charges Base Year. Calendar year 2013.
3.18Premises: Suite 340 in the Building deemed to contain seven thousand four hundred fourteen (7,414) square feet of rentable area located on the third floor of the Building, as more particularly designated on Exhibit A. Tenant is not entitled to use the weight room, yoga room, and locker rooms located on the first floor because they are part of another tenant's leased premises.
3.19Real Estate Taxes Base Year. Calendar year 2013.
3.20Letter of Credit Amount:  Initially $250,000.00.
3.21Tenant Notice Address:  Prior to the Lease Commencement Date: 800 West 47th Street, Suite 430, Kansas City, MO 64112, Attention John Meara. After the Lease Commencement Date, at the Premises, Attention: John Meara.
3.22Tenant's Proportionate Share:  10.57% for Operating Charges and 10.57% for Real Estate Taxes.

ARTICLE II
PREMISES
3.1Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease. Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, or non‑common or non‑public areas of any portion of the Building, whether or not any such areas are located within the Premises, and Tenant shall permit Landlord access to same to the extent they are in the Premises upon reasonable prior notice under the circumstances. However, Tenant shall have the non-exclusive right to use: (1) the plenums, risers, electrical closets, telephone rooms, ducts or pipes on or serving the floors on which the Premises are located (other than those installed for another tenant's exclusive use and provided Tenant shall have such utilization in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building) in accordance with plans and specifications to be approved by Landlord in its sole discretion; (2) the Parking Facility in accordance with Article XXIV; and (3) any mechanical rooms, electrical closets and telephone rooms located within the Premises, for the purpose for which they were intended, but only with Landlord's prior consent (except to the extent that such rooms and closets contain no system, wiring or other item related to either the Building Structure and Systems or to a structure or system of any tenant or occupant other than Tenant, in which case no such prior consent of Landlord shall be required for use by Tenant's on-site, properly licensed and trained technicians) and strictly in accordance with Landlord's rules, regulations and requirements in connection therewith.

ARTICLE III
TERM
3.1All of the provisions of this Lease shall be in full force and effect from and after the date first above written. The Lease Term shall commence on the Lease Commencement Date and expire at 11:59 P.M. on the Lease Expiration Date. If the Lease Commencement Date is not the first day of a month, the first Lease Month shall include the remainder of the partial month in which the Lease Commencement Date occurs and the next succeeding calendar month. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.
3.2Intentionally deleted.
3.3(a) It is presently anticipated that the Premises will be delivered to Tenant on the Anticipated Delivery Date; provided, however, that if Landlord does not deliver possession of the Premises by such date, this Lease shall not be rendered void or voidable, as a result thereof. This Section 3.3(a) contains the parties' entire agreement with respect to Tenant's remedies for Landlord's late delivery of possession and Landlord shall not be responsible for any damages, nor shall Tenant be entitled to terminate this Lease, except as may be expressly provided in this Section 3.3(a).
(b) Between the date Landlord tenders possession of the Premises to Tenant and the Lease Commencement Date, Tenant shall have the right to enter the Premises solely for the purposes of performing the Work and preparing the Premises for Tenant's occupancy. Any and all activity by Tenant or any Agent of Tenant prior to the Lease Commencement Date shall be coordinated with Landlord to ensure that such activity does not interfere with any other work. If Landlord determines that any such interference is occurring, then Landlord shall have the right to require the removal of the offending party from the Premises (with Tenant having no right to assert that the Lease Commencement Date or Tenant's other obligations are affected thereby). Notwithstanding anything in this Lease to the contrary: (a) Landlord shall have no responsibility with respect to any items placed in the Premises by Tenant or any Agent prior to the Lease Commencement Date; and (b) all of the provisions of this Lease (including all insurance, indemnity and utility provisions (except, with respect to utility consumption, Tenant shall only be responsible for excess utilities or utilities used outside of Building Hours)) shall apply prior to the Lease Commencement Date, except that during such period (i) Tenant shall not be obligated to pay Base Rent or Tenant's Proportionate Share of Operating Charges and Real Estate Taxes and (ii) Landlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a premises in order for Landlord to perform its building standard initial improvement work thereto.
3.4    This Lease is expressly conditioned upon other tenants of the Building Select Quote Insurance Services and Nolan Real Estate waiving their preferential rights to lease the Premises. In the event that either such tenant does not waive its preferential right, Landlord may terminate this Lease upon written notice to Tenant, in which case neither party shall have any liability or obligation to the other.

ARTICLE IV
BASE RENT

4.1From and after the fifth (5th) month following the Lease Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during a Lease Year.
4.2Concurrently with Tenant's execution of this Lease, Tenant shall pay an amount equal to one (1) full monthly installment of the Base Rent payable during the first Lease Year, which amount shall be credited toward the monthly installment of Base Rent payable for the first full calendar month of the Lease Term following the Lease Commencement Date for which Base Rent shall be due (i.e., the fifth month). Base Rent for any partial month at the beginning and/or end of the Term shall be prorated and payable on a per diem basis at the rate of one‑thirtieth (1/30th) of the monthly installment of the Base Rent payable during such Lease Year.
4.3All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord's acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord's rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge of One Hundred Dollars ($100.00) to cover Landlord's administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier's or certified check.
4.4Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord's approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

ARTICLE V
OPERATING CHARGES AND REAL ESTATE TAXES
5.1For purposes of this Article V, the term "Building" shall be deemed to include the Land, the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping, alleys and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing. If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, Landlord shall prorate the common expenses and costs with respect to each such building or parcel of land in its sole but reasonable judgment.
5.2(a)    From and after the Lease Commencement Date, Tenant shall pay as additional rent Tenant's Proportionate Share of the amount by which Operating Charges for each calendar year falling entirely or partly within the Lease Term exceed the Operating Charges Base Amount. Tenant's Proportionate Share with respect to Operating Charges set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.18, and the denominator of which is the number of square feet of Total Area in the Building.
a.If the average occupancy rate for the Building during any calendar year (including the Operating Charges Base Year) is less than ninety five percent (95%), or if any tenant is separately paying for (or does not require) electricity, janitorial or other utilities or services furnished to its premises, then Landlord shall include in Operating Charges for such year (including the Operating Charges Base Year) all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety five percent (95%) and if Landlord paid for such utilities or services furnished to such premises.
b.Tenant shall make estimated monthly payments to Landlord on account of the amount by which Operating Charges that are expected to be incurred during each calendar year (or portion thereof) would exceed the Operating Charges Base Amount. At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord's reasonable estimate of such excess and Tenant's Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant's receipt of the succeeding annual statement, an amount equal to one‑twelfth (1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Operating Charges. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.
5.3(a)    From and after the Lease Commencement Date, Tenant shall pay as additional rent Tenant's Proportionate Share of the amount by which Real Estate Taxes exceed the Real Estate Taxes Base Amount. Tenant's Proportionate Share with respect to Real Estate Taxes set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.18, and the denominator of which is the number of square feet of Total Area in the Building. Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord's prior written consent.
a.Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount. At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord's reasonable estimate of such amount and Tenant's Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant's receipt of the succeeding annual statement, an amount equal to one‑twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Real Estate Taxes showing (1) Tenant's Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant's estimated payments made during such year. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next installment(s) of rent due under this Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.
5.4If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant's liabilities pursuant to this Article for such calendar year shall be apportioned by multiplying the respective amount of Tenant's Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty‑five (365).
5.5Provided no Event of Default then exists, after receiving an annual Reconciliation Statement and giving Landlord thirty (30) days prior written notice thereof, Tenant may inspect or audit Landlord's records relating to Operating Charges for the period of time covered by such Reconciliation Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Operating Charges on an annual Reconciliation Statement within sixty (60) days after the statement has been delivered to Tenant or if Tenant fails to conclude its audit or inspection within ninety (90) days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Charges for the year in question and the calculation of Operating Charges set forth on such Reconciliation Statement shall be final. Tenant's audit or inspection shall be conducted at the management office where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord's business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection unless the total Operating Charges for the period in question is determined to be in error by more than 5% in the aggregate, in which case Landlord shall pay the audit cost. Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. If such inspection or audit reveals that an error was made in the Operating Charges previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of such costs, or Tenant shall pay to Landlord any underpayment of such costs, as the case may be, within thirty (30) days after notification thereof. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection other than an independent firm of certified public accountants with at least ten (10) years of experience reviewing office building expense reconciliations: (1) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee agreement to Landlord upon request), and (2) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this section shall be construed to limit, suspend, or abate Tenant's obligation to pay Rent when due, including Additional Rent.

ARTICLE VI
USE OF PREMISES
6.1Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office purposes compatible with first class office buildings in the Building's submarket and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building, or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Landlord at its expense (subject to reimbursement pursuant to Article V, if and to the extent permitted thereby) shall comply with all Laws to the extent the same apply directly to the Building Structure and Systems and Common Areas as a whole. Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all in a timely manner at Tenant's sole expense. If any Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord. Without limiting the generality of any of the foregoing: Tenant, at its expense, shall install and maintain fire extinguishers and other fire protection devices as may be required with respect to Tenant's use of the Premises from time to time by any agency having jurisdiction thereof and/or the underwriters insuring the Building. Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the ADA concerning the Premises and the business conducted therein during the Term. Any Alterations made or constructed by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such Alterations shall not constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building or the Land for the sale of tangible goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, in the Building or on the Land.
6.2Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant's use or occupancy of the Premises, the conduct of Tenant's business at the Premises, or Tenant's equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee.
6.3Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land, provided that Tenant may use and store normal and reasonable quantities of standard cleaning and office materials in the Premises as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises so long as such materials are properly, safely and lawfully stored and used by Tenant and the quantity of same does not equal or exceed a "reportable quantity" as defined in 40 C.F.R. 302 and 305, as amended. At the expiration or earlier termination of this Lease, with respect to conditions existing on account of Tenant's use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant (it being understood that the term "inaction" as used in this Section shall not impose upon Tenant any obligation to remove Hazardous Materials existing in the Premises as of the Lease Commencement Date which were introduced into the Premises by anyone other than Tenant or any Agent of Tenant, unless such condition is knowingly aggravated as a result of Tenant's use or occupancy of the Premises), Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. Tenant shall: (i) give Landlord immediate verbal and follow‑up written notice of any actual or threatened Environmental Default with respect to conditions existing on account of Tenant's use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and only after Tenant has obtained Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) promptly deliver to Landlord copies of any notices or other items received from or submitted to any governmental or quasi‑governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, the occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same in accordance with this Lease, to perform, with respect to conditions existing on account of Tenant's use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, at Tenant's sole cost and expense, any lawful action necessary to address same.

ARTICLE VII
ASSIGNMENT AND SUBLETTING
7.1Tenant shall not assign, transfer or otherwise encumber (collectively, "assign") this Lease or all or any of Tenant's rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, "sublet") the Premises or any part thereof, without obtaining the prior written consent of Landlord. Notwithstanding any of the foregoing to the contrary, provided no Event of Default exists under this Lease, and subject to Landlord's rights and Tenant's obligations in this Article VII below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first‑class image of the Building; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) intentionally deleted; or (v) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (vi) the proposed subtenant or assignee is a governmental or quasi‑governmental agency; or (vii) the holders of Mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction); or (viii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of forty‑five (45) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant's rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall be void and of no force or effect. Any assignment or subletting, Landlord's consent thereto, the listing or posting of any name other than Tenant's, or Landlord's collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord's collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively "mortgage") this Lease without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. Tenant shall pay to Landlord an administrative fee equal to five hundred dollars ($500) plus all other reasonable, out-of-pocket, third party expenses (including reasonable attorneys' fees and accounting costs) incurred by Landlord in connection with Tenant's request for Landlord to give its consent to any assignment, subletting, or mortgage, and Landlord's receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord's option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully‑executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord's consent thereto, within ten (10) days after execution thereof.
7.2(a)    Intentionally deleted.

a.Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default exists hereunder, Tenant may, upon not less than ten (10) days' prior written notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Section 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate of Tenant for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.
7.3If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent where required, Tenant shall give to Landlord a Tenant's Sublease Request Notice.
7.4If the proposed term with respect to the Proposed Sublet Space is either (i) longer than seventy-five percent (75%) of the then remaining Lease Term or (ii) to extend (including any renewal or extension options) beyond the first (1st) day of the twelfth (12th) calendar month before the then scheduled expiration of the Lease Term, or if the Proposed Sublet Space is (or, when aggregated with other space being sublet or assigned by Tenant, will be) more than fifty percent (50%) of the total number of rentable square feet in the Premises, then, in either such event, except as set forth in Section 7.2(b) concerning Affiliates, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Tenant written notice of such termination within thirty (30) days after Landlord's receipt of Tenant's Sublease Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and Landlord so terminates, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata. Fifty percent (50%) of the cost of any construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises shall be paid by Tenant as additional rent. If the Proposed Sublet Space constitutes the entire Premises and Landlord so terminates, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.
7.5If any sublease or assignment (whether by operation of law or otherwise, including an assignment pursuant to the Bankruptcy Code or any Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rent and other charges due under this Lease plus (b) the reasonable out-of-pocket expenses (excluding, however, any costs attributable to vacancy periods or "downtime") reasonably incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then, whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture and other personal property, or any other form of payment having the effect of a "disguised" rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro‑rata basis), Tenant shall pay to Landlord, along with Base Rent, fifty percent (50%) of any such net excess or other premium, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional rent. Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be based on the net income or profits of Tenant or any subtenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease or assignment.
7.6All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

ARTICLE VIII
MAINTENANCE AND REPAIRS
8.1Except as provided in Section 8.2, Tenant, at Tenant's sole cost and expense, shall promptly make all repairs and replacements, and perform all maintenance, in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall likewise maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises and make all required repairs and replacements thereto. Without limitation, Tenant shall be responsible for repairing any damage to wood flooring within the Premises as well as refurbishment of wood flooring within the Premises as needed. Tenant shall also maintain, repair and replace, at Tenant's sole cost and expense, the Tenant Items and shall keep in force customary maintenance and service contracts therefor. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof, or any mold or moisture condition, of which Tenant has knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than that on the Lease Commencement Date, except for ordinary wear and tear and as otherwise provided in Article XIII or Article XVII. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of Tenant or any Agent of Tenant (including, without limitation damage to wood floors), shall be repaired by and at Tenant's expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed ten (10) days) following Tenant's receipt of notice from Landlord, then Landlord shall have the right at Landlord's option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article V). All other bulbs and tubes for the Premises shall be provided and installed at Tenant's expense; provided that if Tenant elects to supply the bulbs or tubes to Landlord, then Landlord shall provide the labor involved for such replacement at no cost to Tenant.
8.2Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord at its expense (subject to reimbursement pursuant to Article V if and to the extent permitted thereby) shall keep the Building Structure and Systems, clean and in good operating condition and, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (b) Landlord shall have no obligation to make any repairs whatsoever brought about by any act or omission of Tenant or any Agent.

ARTICLE IX
ALTERATIONS
9.1Tenant shall accept the Premises in its “as is” condition as of the date Landlord tenders possession thereof to Tenant. The initial improvement of the Premises under this Lease shall be accomplished by Tenant in accordance with Exhibit B and all other applicable provisions of this Lease. Landlord is under no obligation to make any Alterations in or to the Premises or the Building except as may be otherwise expressly provided in this Lease and any exhibits hereto.
9.2Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building without the prior written consent of Landlord, which consent may be withheld or granted in Landlord's sole and absolute discretion with respect to Structural and System Alterations and any Alterations which are visible from the exterior of the Premises, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations. All Alterations made by Tenant shall be made: (a) in a good, workerlike, first‑class and prompt manner; (b) using new or comparable materials only; (c) by a contractor reasonably approved in writing by Landlord; (d) on days and at times reasonably approved in writing by Landlord; (e) under the supervision of an architect reasonably approved in writing by Landlord; (f) in accordance with plans and specifications reasonably acceptable to Landlord, approved in writing at Landlord's standard charge; (g) in accordance with all Laws; (h) after having obtained any required consent of the holder of any Mortgage of whom Tenant has notice; (i) after obtaining public liability and worker's compensation insurance policies reasonably approved in writing by Landlord; (j) with the obligation for Tenant to deliver to Landlord written, unconditional, full or partial (as applicable) waivers of mechanics' and materialmen's liens against the Premises and the Building for all work, labor and services to be performed and materials to be furnished within ten (10) business days after the applicable portion of the Alterations are completed; and (k) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant's financial ability to complete the Alteration in accordance with the provisions of this Lease (including, a payment or performance bond). If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant's sole cost and expense, by the payment thereof or by the filing of a reasonably acceptable bond. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant's account, Landlord having no obligation or responsibility in respect thereof. Landlord's approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord's representation that such approved plans, drawings, changes or Alterations comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system, the roof of the Building, or any areas outside of the Premises shall, at Landlord's election, be performed by Landlord's designated contractor or subcontractor at Tenant's expense (provided the cost therefor is competitive). In connection with any Alteration, Landlord shall be paid a construction supervision fee in an amount equal to five percent (5%) of the total cost of such Alteration. Promptly after the completion of an Alteration for which working drawings were prepared, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as‑built (or record) drawings and CAD and PDF drawings showing such Alteration in place. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without requiring the consent of Landlord.
9.3If any Alterations that require Landlord's consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant's expense, to remove and correct such Alterations and restore the Premises and the Building. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the

Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and (b) Tenant shall remove at its expense all Alterations and other items (including any telecommunications, security, data, computer and similar equipment, cabling and wiring) in the Premises or the Building which Landlord designates in writing for removal. Landlord shall make such designation promptly after receipt of a written request by Tenant given with Tenant's request for Landlord's approval of such Alteration. Notwithstanding the foregoing, Tenant shall not be required to remove: (x) Alterations consisting of standard buildout items that are typically installed by similar tenants in multi‑tenanted, multi‑story, first class office buildings (i.e. not interior staircases, high density filing systems, or moveable walls, for example), unless so indicated by Landlord at the time required above; and (y) any Alteration made by Tenant in initially finishing and completing the Premises in accordance with Exhibit B, except any Structural and System Alterations or as otherwise indicated on any of Tenant's plans. Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or the Building or which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly. If such removal causes damage or injury to the Premises or the Building, then Landlord shall have the right, at Tenant's expense, to repair all damage and injury to the Premises or the Building caused by such removal as aforesaid. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord's option be deemed abandoned or become the property of Landlord to be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant's expense to remove from the Premises any or all such items or to require Tenant to do the same, except as otherwise provided in this Section. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all costs (including a construction management fee) incurred by Landlord in effectuating such return.

ARTICLE X
SIGNS
10.1Landlord will list, at Landlord's expense, the name of Tenant (and any permitted subtenants and assignees) and its employees in the Building directory in a number of listings up to the Building Directory Share and will provide Building standard suite entry and elevator lobby directional signage on the floor where the Premises are located at Tenant's expense (provided the Construction Allowance may be used to pay therefor).
10.2Provided Tenant or an Affiliate of Tenant leases and occupies under this Lease at least seven thousand (7,000) rentable square feet in the Building, Tenant shall have the non-exclusive right to Tenant identification signage on a panel in a location designated by Landlord on the Building's monument sign (which shall be the top tenant panel, provided that Landlord reserves the right to relocate Tenant's panel and grant to any other tenant who leases and occupies more space at the Building than Tenant a higher position on the monument sign), subject to receipt and maintenance of any and all required permits and licenses. Tenant's signage must conform to Building standards. For quality control purposes, all of Tenant's signage must be installed, maintained and removed by Landlord. Landlord shall remove Tenant's monument signage at the expiration or earlier termination of this Lease or Tenant's monument signage rights. Landlord shall pay for the initial installation of Tenant's monument sign panel.
10.3Except as provided herein, Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior or interior of the Building (including windows and doors), or on any part of the interior of the Premises which can be seen from outside the Premises, without the prior written approval of Landlord, which may be granted or withheld in Landlord's sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant's expense. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however that Landlord shall only affix, install, or display signs on the interior of the Premises which pertain to the management or operation of the Building.

ARTICLE XI
LETTER OF CREDIT
11.1Upon Tenant's execution and submission of this Lease, Tenant shall deliver to Landlord a clean, unconditional, irrevocable letter of credit that conforms to the requirements of this Article (“Letter of Credit”). The Letter of Credit shall serve as security for the prompt, full and faithful performance by Tenant of the terms, covenants and conditions of this Lease. In the event that an Event of Default exists hereunder and Tenant fails to cure within any applicable time permitted under this Lease, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Letter of Credit proceeds for the payment of Tenant's obligations hereunder. The use or application of the Letter of Credit proceeds or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. In no event shall the Letter of Credit be considered an advance payment of Rent, and in no event shall Tenant be entitled to use the Letter of Credit for the payment of Rent. Landlord shall have the right to transfer the Letter of Credit to any purchaser of the Building. Upon such transfer, Tenant shall look solely to such purchaser for return of the Letter of Credit and Landlord shall be relieved of any liability with respect to the Letter of Credit. The Letter of Credit shall be: (a) in form and substance satisfactory to Landlord in its sole discretion (with the following criteria at a minimum); (b) at all times in the stated face amount of not less than two hundred fifty thousand dollars ($250,000.00) and shall on its face state that multiple and partial draws are permitted and either (i) that partial draws will not cause a corresponding reduction in the stated face amount of the Letter of Credit or (ii) that, within five (5) business days after any such partial draw, the issuer will notify Landlord in writing that the Letter of Credit will not be reinstated to its full amount in which event Landlord shall have the right to immediately draw on the remainder of the Letter of Credit (it being understood that the Letter of Credit shall at all times be not less than the total Letter of Credit amount as so required); (c) issued by a commercial bank acceptable to Landlord from time to time with a banking office in the metropolitan area in which the Building is located, for the account of Tenant and its permitted successors and assigns under this Lease; (d) made payable to, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Building or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith), whether or not the original account party of the Letter of Credit continues to be the Tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) payable at sight upon presentment to a Kansas City branch of the issuer of a simple sight draft stating only that Landlord is permitted to draw on the Letter of Credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (f) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one year periods, unless the issuer notifies Landlord in writing, at least sixty (60) days prior to the expiration date thereof, that such issuer has elected not to renew the Letter of Credit (which will thereafter entitle Landlord to draw on the Letter of Credit); and (g) at least thirty (30) days prior to the then current expiration date of such Letter of Credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the sixtieth (60th) day after the expiration of the Lease Term, or (2) replaced by Tenant with cash or another Letter of Credit meeting the requirements of this Article. If Landlord shall ever draw upon the Letter of Credit, and if this Lease has not terminated, Tenant shall immediately deliver to Landlord either cash or an endorsement of the issuer of the Letter of Credit reinstating the credit for the portion thereof used by Landlord, or an additional Letter of Credit conforming to the requirements of this section, in an amount equal to the reduced portion of the original Letter of Credit used by Landlord. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the Letter of Credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid Letter of Credit that may be drawn upon by Landlord, its successors and assigns. Notwithstanding anything in this Lease to the contrary, any cure or grace period provided in connection with an Event of Default shall not apply to any of the foregoing requirements of the Letter of Credit and, specifically, if any of the aforesaid requirements are not complied with timely, then an immediate Event of Default shall occur and Landlord shall have the right to immediately draw upon the Letter of Credit without notice to Tenant. Each Letter of Credit shall be issued by a commercial bank that has a long term credit rating at least A- (or equivalent) by Standard & Poor's Corporation (“S&P”), or at least A3 (or equivalent) by Moody's Investor Service, Inc. (“Moody's”), and shall be otherwise acceptable to Landlord in its reasonable discretion. If the issuer's credit long term rating is reduced below A- (or equivalent) by S&P or below A3 (or equivalent) by Moody's, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Article and Tenant's failure to obtain such substitute Letter of Credit within ten (10) days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Article and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant's failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute a Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder. Notwithstanding the foregoing, provided no Event of Default has occurred hereunder and, not earlier than 60 and not later than 30 days prior to each reduction date set forth below, Tenant has delivered to Landlord a written request for Landlord to acknowledge (and Landlord has made such acknowledgement in writing on such form as is reasonably required by the issuing bank, and Landlord agrees to so acknowledge, if true, within ten (10) days after request therefor) that no Event of Default has occurred hereunder, Tenant may reduce the amount of the Letter of Credit to $187,500 after the fourth anniversary of the Commencement Date, to $125,000 after the fifth anniversary of the Commencement Date, to $62,500 after the sixth anniversary of the Commencement Date, and to $0.00 after the seventh anniversary of the Commencement Date and thereafter no Letter of Credit shall be required.
11.2If and so long as Landlord transfers the Letter of Credit to any purchaser or other transferee of Landlord's interest in the Property, then Tenant shall look only to such purchaser or transferee for the return of the Letter of Credit, and Landlord shall be released from all liability to Tenant for the return of such Letter of Credit. Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any Letter of Credit made by Tenant hereunder unless such holder actually receives such Letter of Credit. Tenant shall not pledge, mortgage, assign or transfer the Letter of Credit or any interest therein.

ARTICLE XII
INSPECTION
12.1Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole but reasonable judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last twelve (12) months of the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall give Tenant advance notice of any such entry and to permit Tenant to have a representative present at such time; and to minimize disruption to Tenant's normal business operations in the Premises in connection with any such entry but same shall not prohibit Landlord from performing maintenance and repairs during business hours and that Landlord shall have no obligation to employ overtime or other premium pay labor or other costs in connection therewith).

ARTICLE XIII
INSURANCE
13.1Intentionally deleted.
13.2(a)    Throughout the Lease Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-, VII or better rating and S&P rating of at least A-:
i.Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate, Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.
ii.Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease‑policy limit, and One Million Dollars ($1,000,000) disease‑each employee.
iii.Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.
iv.Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than One Million Dollars ($1,000,000) per occurrence and One Million Dollars ($1,000,000) annual aggregate.
v.Property Insurance covering Tenant's property, improvements and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.
vi.Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.
vii.Builder's Risk (or Building Constructions) insurance shall be carried by Tenant or Tenant's contractor during the course of construction of any major Alteration performed by Tenant. Such insurance shall be on a form covering Landlord, Tenant and Tenant's contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so‑called “broad form extended coverage endorsement” upon all Alterations or Tenant's Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant's Work and builder's machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder's Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b) Tenant shall be responsible for any deductible or self-insured retention contained within its insurance programs. Landlord and the Landlord Insured Parties shall be endorsed on each policy as additional insureds as it pertains to the CGL policy, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant's improvements. All insurance shall (1) remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord's Representatives from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease) and (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord's Representatives in connection with any loss or damage covered by such policy. No such policy shall be cancelled or not renewed without first giving Landlord thirty (30) days' prior written notice of such proposed action. Tenant shall deliver an Acord 25 certificate or equivalent with respect to all liability and personal property insurance and an Acord 28 certificate or equivalent with respect to all commercial property insurance (and, upon Landlord's request, a letter from Tenant's insurance broker evidencing payment therefor and/or copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Lease Commencement Date and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord's request during the Lease Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days' prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.
13.3Landlord agrees to carry and maintain special form property insurance (with replacement cost coverage) covering the Building and Landlord's property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 13.2), Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease‑policy limit, and One Million Dollars ($1,000,000) disease‑each employee. Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's personal property or any Alterations (including Tenant's Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.

ARTICLE XIV
SERVICES AND UTILITIES
14.1From and after the Lease Commencement Date, Landlord will provide to the Premises: air‑conditioning and heating during the seasons they are required in order to maintain a comfortable environment in the Premises in Landlord's reasonable judgment, provided the population density in a particular area of the Premises does not exceed 4 people per 1,000 square feet and electrical usage does not exceed 5 watts per square foot (and it being understood that Tenant shall be responsible for supplemental cooling that may be necessary for Tenant's computer, phone, and other equipment); janitorial service on Monday through Friday (or, at Landlord's option, Sunday through Thursday) only (excluding Holidays) substantially in accordance with Exhibit E, access to electric power from the utility provider for Tenant's use; standard hot and cold water in Building standard bathrooms and chilled water in Building standard drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency); landscaping and snow removal during the seasons they are required; and exterior window‑cleaning service. If Tenant requires air‑conditioning or heat beyond the Building Hours, then Landlord will furnish the same provided Tenant gives Landlord advance notice of such requirement (by 2:00 p.m. of the same day for extra service needed Monday through Friday, and by 2:00 p.m. on Friday for extra service needed on Saturday or Sunday). Tenant shall pay for such extra service in accordance with Landlord's then‑current schedule, which shall reflect Landlord's cost of providing such service (including a reasonable activation fee but without a profit increment). To the extent Tenant provides or contracts for any services relating to any Building Structure or System or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord's prior written consent, which consent shall not be unreasonably withheld conditioned or delayed), Tenant shall enter into and maintain a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord. Tenant shall have access to the Building twenty‑four (24) hours per day each day of the year (except in the event of an emergency). Landlord may provide a card key (or similar type of) access system to provide access to the Building and the Parking Facility at times other than Building Hours. A reasonable number of access cards or other means of access shall be provided to Tenant at Tenant's cost. Tenant shall also be responsible for the cost of replacement cards. Such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant. Tenant shall not permit anyone, except for Tenant's employees, permitted subtenants and assigns and authorized guests, to enter the Building at times other than the Building Hours. All persons entering or exiting the Building at times other than the Building Hours shall, at Landlord's discretion, be required to sign in and out.
14.2Landlord may install, at Landlord's expense, checkmeters to electrical circuits serving Tenant's equipment to verify that Tenant is not consuming excessive electricity (as defined below). If such checkmeters indicate that Tenant's electricity consumption is excessive beyond the capacity required to be provided by Landlord hereunder, Landlord may install at Tenant's expense submeters to ascertain Tenant's actual electricity consumption, and Tenant shall thereafter pay for such excess consumption at the then‑current rates charged by the electric service provider selected and used by Landlord (or, at Landlord's sole option, Tenant shall thereafter pay for Tenant's entire consumption at such rates, with Landlord making an appropriate adjustment to Operating Charges on account thereof).
14.3Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any three (3) month billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord in good faith.
14.4Intentionally deleted.
14.5Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord's failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that (a) if Landlord is not proceeding diligently and in good faith to correct such failure or inability, and if all or substantially all of the Premises is rendered unusable by Tenant for a continuous period of five (5) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises during such period, then, so long as no Event of Default exists under this Lease, Tenant shall be entitled, as its sole and exclusive remedy, to an abatement of the Base Rent payable hereunder for the period beginning on the day after such five (5) business day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date use of the Premises is restored to Tenant; and (b) Landlord shall use reasonable efforts to restore such failure or inability so long as such failure or inability is within Landlord's reasonable control to correct.

ARTICLE XV
LIABILITY OF LANDLORD
15.1Landlord and Landlord's Representatives shall not be liable to Tenant or any other person or entity for any damage, injury, loss or claim based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant's agent for such purpose and not as Landlord's agent. For purposes of this Article, the term "Building" shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by the negligence or willful misconduct of Landlord or Landlord's Representatives to the extent such injury is not covered by insurance either carried by Tenant (or such person) or required by this Lease to be carried by Tenant; provided, however, that neither Landlord nor any of Landlord's Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.
15.2(a)    Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all reasonable Costs suffered by or claimed against them, as a result of: (i) use and occupancy of the Premises or the business conducted therein, or (ii) any entry by Tenant or any Agent upon the Land prior to the Lease Commencement Date.
a.Except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Costs suffered or claimed against Tenant as a result of Landlord's use or control of the Common Areas of the Building and the Building Structure and Systems.
15.3No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or a landlord's interest therein. Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment provided such transferee assumes the obligations of Landlord hereunder which accrue from and after the date of the transfer.
15.4Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant's sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that is required to be brought by applicable statute and will be deemed forever waived if not then asserted by Tenant.
15.5If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Building which shall be deemed to include proceeds actually received by Landlord from any sale of the Building (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building (net of all expenses) to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors). No other asset of Landlord, and no asset of any of Landlord's Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an "officer")) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord's Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.
ARTICLE XVI
RULES
16.1Tenant and Agents shall at all times abide by and observe the rules specified in Exhibit C. Tenant and Agents shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII
DAMAGE OR DESTRUCTION
17.1If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord's reasonable judgment such repair and restoration cannot be completed within two hundred seventy (270) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty‑five (45) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to Tenant's Work and other improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Lease Term. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the act or omission of Tenant or any Agent, then Tenant shall not be entitled to any such rent reduction and (y) if Tenant fails to immediately pay over to Landlord insurance proceeds when received from Tenant's insurance any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a) if such damage or destruction was caused by the willful misconduct of Tenant or any Agent, then Tenant shall pay Landlord's deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction (or, if Landlord fails to maintain the insurance required by Section 13.3, that Landlord would have received to the extent Landlord maintained such insurance required by Section 13.3), (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any tenant improvements installed in the Premises (except to the extent Landlord receives proceeds therefor from Tenant's insurance), any Alterations or any other contents of the Premises (including Tenant's trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of such repair and restoration (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the damage to the Building exceeds thirty‑five percent (35%) of the replacement value of the Building.
17.2If, within forty‑five (45) days after the occurrence of the damage or destruction described in Section 17.1, Landlord determines in its sole but reasonable judgment that the repairs and restoration cannot be substantially completed within two hundred seventy (270) days after the date of such damage or destruction, and provided Landlord does not elect to terminate this Lease pursuant to this Article, then Landlord shall promptly notify Tenant of such determination. For a period continuing through the later of the thirtieth (30th) day after the occurrence of the damage or destruction or the tenth (10th) day after receipt of such notice, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant's notice to Landlord). Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the willful misconduct of Tenant or any Agent shall have caused the damage or destruction.

ARTICLE XVIII
CONDEMNATION
18.1If one‑third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi‑governmental authority for any public or quasi‑public use or purpose or sold under threat of such a taking or condemnation (collectively, "condemned"), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one‑third of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Landlord shall notify Tenant of any condemnation contemplated by this Section promptly after Landlord receives notice thereof. Within ten (10) days after receipt of such notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority if such condemnation renders said remainder of the Premises totally unusable for their intended purpose. Notwithstanding anything herein to the contrary, if twenty‑five percent (25%) or more of the Land or the Building is condemned, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority.
18.2All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant's expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

ARTICLE XIX
DEFAULT
19.1If there shall be an Event of Default (even if prior to the Lease Commencement Date), then Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re‑enter, terminate Tenant's right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord's intention to re‑enter the Premises or terminate this Lease. Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re‑entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant's liability for all Base Rent, additional rent and other sums specified herein. Whether or not this Lease and/or Tenant's right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. If an Event of Default has occurred under this Lease and Tenant has vacated the Premises, and if Landlord has terminated this Lease as a result of such Event of Default, then Landlord shall thereafter use reasonable efforts to relet the Premises; provided, however, that Tenant understands and agrees that Landlord's shall have no duty to relet the Premises before leasing other space in the Building. Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re‑entry or restoration of the operation of this Lease under any present or future Law, including any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for the Event of Default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole but reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease and/or Tenant's right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, additional rent, damages or other sum which may be due or sustained prior to such default, and for all costs, fees and expenses (including attorneys' fees and costs, brokerage fees, expenses incurred in placing the Premises in first‑class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time. Tenant also shall be liable for additional damages which at Landlord's election shall be either: (a) an amount equal to the Base Rent and additional rent due or which would have become due from the date of the Event of Default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following the Event of Default and continuing until the date on which the Lease Term would have expired but for the Event of Default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord's rights as set forth herein and Landlord's cause of action shall be deemed not to have accrued until the expiration of the Lease Term) and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or (b) an amount equal to the difference between (i) all Base Rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of the Event of Default through the end of the scheduled Lease Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including attorneys' fees) and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), as determined by Landlord in its sole and absolute discretion, which difference shall be discounted at a rate equal to one (1) whole percentage point above the discount rate in effect on the date of payment at the Federal Reserve Bank nearest the Building, and which resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. Tenant shall pay all expenses (including attorneys' fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease (including, the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein). Nothing herein shall be construed to affect or prejudice Landlord's right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant's right of possession.
19.2All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party's obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.
19.3If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord's rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord's right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re‑entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.4If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder.
19.5If Tenant fails to make any payment of Base Rent, additional rent or any other sum within five (5) days after the date such payment is due and payable, then Landlord shall have the right to impose upon Tenant in writing a late charge of five percent (5%) of the amount of such payment. In addition, such payment shall bear interest at the Default Rate from the date such payment became due to the date of payment thereof by Tenant. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand.
19.6If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

ARTICLE XX
BANKRUPTCY
20.1Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a Case is pending, Landlord's right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of the Trustee to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post‑petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore Tenant, as the debtor in possession, or the Trustee shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee's assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person's future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord's designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. At any time during the Term, upon not less than five (5) days prior written notice and no more than twice during any calendar year during the Term, Tenant shall provide Landlord with the most current financial statement for Tenant and any such person and financial statements for the two (2) years prior to the current financial statement year (to the extent not previously provided). Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant.

ARTICLE XXI
SUBORDINATION
21.1This Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Said subordination and the provisions of this Section shall be self‑operative and no further instrument of subordination shall be required to effectuate such subordination. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.
21.2Tenant shall at Landlord's request promptly execute any requisite document confirming such subordination. During the pendency of an Event of Default, Tenant appoints Landlord as Tenant's attorney in fact to execute any such document for Tenant. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant's obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord's interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, at the request of such transferee and assumption of Landlord's obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by or required to credit Tenant with any prepayment of the Base Rent or additional rent more than thirty (30) days in advance or any deposit, rental security or any other sums deposited with any prior landlord under the Lease (including Landlord) unless said sum is actually received by such transferee, (b) bound by any amendment, modification or termination of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for any breach, act or omission of any prior landlord under the Lease (including Landlord) or any damages arising therefrom; (d) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), (e) liable for any late completion of any construction of the Premises or tenant improvement work to the Premises commenced or agreed to by any prior landlord under the Lease (including Landlord), (f) liable for payment of any damages, fees or penalties payable by any landlord under the Lease (including Landlord) to Tenant including but not limited to fees or penalties for failure to deliver the Premises in a timely fashion, or (g) bound by any obligation which may appear in this Lease to pay any sum of money to Tenant; provided, however, that after succeeding to Landlord's interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within ten (10) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

ARTICLE XXII
HOLDING OVER
22.1Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, and that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent payable by Tenant hereunder shall be increased to equal the greater of (1) fair market rent for the entire Premises, or (2) one hundred fifty percent (150%) of the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. In addition, if Tenant holds over for more than thirty (30) days, then Tenant shall be responsible for all consequential damages sustained by Landlord on account of Tenant holding over. Notwithstanding any other provision of this Lease, Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies, including Landlord's right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy at sufferance and not a tenancy at will or tenancy from month to month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto.

ARTICLE XXIII
COVENANTS OF LANDLORD
23.1Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises (i.e., quiet enjoyment) without hindrance by Landlord, its employees or agents.
23.2Subject to other applicable terms and provisions expressly provided in this Lease, Landlord reserves the following rights: (a) to change the street address and name of the Building provided that Tenant's access to the Premises is not permanently, materially and adversely affected; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of, and make additions to, the Building provided that Tenant's access to the Premises is not permanently, materially and adversely affected; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the plenum areas of the Premises provided that Tenant's access to the Premises is not permanently, materially and adversely affected; (d) to grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with Tenant's permitted use of the Premises; (e) to exclusively use and/or lease the roof areas, the sidewalks and other exterior areas; (f) to resubdivide the Land or to combine the Land with other lands; (g) to relocate any parking areas designated for Tenant's use, provided the same are on the Land and provided that Tenant maintains the number of parking permits in a covered lot specified in Section 24.1; (h) if Tenant vacates the Premises prior to the expiration of the Lease Term, to make Alterations to or otherwise prepare the Premises for reoccupancy without relieving Tenant of its obligation to pay all Base Rent, additional rent and other sums due under this Lease through such expiration; (i) to construct improvements (including kiosks) on the Land and in the public and Common Areas of the Building; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises), so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the

Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations provided that Tenant's access to the Premises is not permanently, materially and adversely affected. Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant's business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith. With respect to (b), (c), (e), (g), (i) and (k) above, Landlord shall use reasonable efforts to minimize interference with Tenant's normal business operations in the Premises (subject, however, in all cases to governmental requirements, emergencies and/or temporary maintenance and repair activities, and in no event shall Landlord have any obligation to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs).

ARTICLE XXIV
PARKING
24.1Tenant shall have the right to utilize the Building's parking facilities on a non-exclusive and unreserved basis with other tenants of the Building for the parking of standard-sized passenger automobiles and upon such terms and conditions as may from time to time be established by Landlord not inconsistent with the terms and conditions of this Lease. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants, provided, however, that Tenant's parking ratio shall not be decreased. If Landlord, in its sole and absolute discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces. Tenant shall not use parking areas for the servicing or overnight storage of vehicles. Tenant shall not assign, sublet or transfer any rights with respect to the parking facilities. Landlord reserves the right to institute either a valet parking system or a self-parking system. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities. Landlord reserves the right to close the parking facilities during periods of unusually inclement weather or for repairs. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date. Once Landlord completes its intended parking expansion project, the parking ratio for Tenant shall be 4.0 spaces per 1,000 rentable square feet in the Premises. Four (4) designated parking spaces as part of the above allowance shall be located in the covered garage area and may be reassigned from time to time by Landlord, provided that the number of designated parking spaces is not reduced.

ARTICLE XXV
GENERAL PROVISIONS
25.1Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.
25.2Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no estate shall pass out of Landlord. Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of the Building as Tenant's business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant's business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

25.3Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. It is understood that Landlord shall pay the Brokers pursuant to separate agreements. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker's lien law, asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by the Brokers and any other broker, agent or finder employed by Landlord or with whom Landlord has dealt. Tenant's and Landlord's indemnities set forth in this Section shall survive the expiration or earlier termination of the Lease Term.
25.4At any time and from time to time, upon not less than ten (10) days' prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to Tenant's knowledge, whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that this Lease is subject and subordinate to all Mortgages encumbering the Building or the Land; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant's failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing.
25.5LANDLORD AND TENANT EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. TENANT WAIVES ANY RIGHT TO RAISE ANY NON-COMPULSORY COUNTERCLAIM IN ANY SUMMARY OR EXPEDITED ACTION OR PROCEEDING INSTITUTED BY LANDLORD. LANDLORD AND TENANT EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.
25.6All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the third business day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I, with a copy to Levenfeld Pearlstein, LLC, Two North LaSalle Street, Suite 1300, Chicago, IL 60602, Attention:  Brian Kozminski; (b) if to Tenant, at the Tenant Notice Address specified in Article I. Either party may change its address for the giving of notices by written notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder's desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same). Any cure of Landlord's default by such holder shall be treated as performance by Landlord.
25.7Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.
25.8Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.
25.9The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.
25.10This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all exhibits, schedules and riders attached hereto. Tenant shall, at Landlord's request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligation of Tenant under, this Lease.
25.11This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease). No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord's right to insist on Tenant's strict performance of the terms of this Lease.
25.12Headings are used for convenience and shall not be considered when construing this Lease.
25.13The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.
25.14Time is of the essence with respect to each of Tenant's and Landlord's obligations hereunder.
25.15This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.
25.16Neither this Lease nor a memorandum thereof shall be recorded.

25.17Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for Building without Tenant's consent, provided such changes or modifications do not materially and adversely change the character of same or of the Premises.
25.18Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.
25.19Tenant's liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination. Landlord's liabilities and obligations with respect to refund of the security deposit or overpayments by Tenant of Real Estate Taxes or Operating Charges, if and to the extent required by the provisions of this Lease, shall survive the expiration or earlier termination of this Lease.
25.20If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Article XIII, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord's or Tenant's (as applicable) reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No force majeure event shall delay the Lease Commencement Date or excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a force majeure event.
25.21Landlord's review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.
25.22The deletion of any printed, typed or other portion of this Lease shall not evidence the parties' intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.
25.23At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.
25.24Tenant and the person executing and delivering this Lease on Tenant's behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Tenant is not engaging in this transaction on behalf of any such individual or entity; that Tenant is not in violation of any anti-money laundering Law; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.
25.25Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building, or any noise in connection with activities permitted by this Lease, shall in no way effect this Lease or impose any liability on Landlord.
25.26In the event Landlord or Tenant is required or elects to take legal action against the other party to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to collect from the other party its costs and expenses incurred in connection with the legal action (including reasonable attorneys' fees and court costs). Notwithstanding the foregoing, if Landlord shall take any legal action for collection of rent or file any eviction proceedings (whether summary or otherwise) for the non‑payment of rent, and Tenant shall make payment of such rent prior to the rendering of any judgment, the Landlord shall be entitled to collect and Tenant shall pay as additional rent all filing fees and other costs in connection therewith (including reasonable attorneys' fees).
25.27Tenant represents and warrants that it is not a party in interest within the meaning of Section 3(14) of ERISA, or a “disqualified person” within the meaning of Section 4975(e)(2) of the IRC, with respect to any Owning Plan. For purposes of this subsection (a), an “Owning Plan” means any employee benefit plan that has a direct or indirect ownership interest in Landlord. Tenant agrees to keep the identity of all Owning Plans confidential, except to the extent disclosure is required by law or governmental authority. Under no circumstances shall Tenant assign this Lease to, or execute any sublease or subleases with, any party unless such party has certified to Landlord and Tenant, in a writing reasonably acceptable to Landlord and Tenant, that such party is not a “party in interest” (within the meaning of Section 3(14) of ERISA), or a “disqualified person” (within the meaning of Section 4975(e)(2) of the IRC, with respect to any Owning Plan. The fact that a prospective assignee or sublessee is not a prohibited assignee or sublessee under this section shall not be construed to relieve Tenant of the necessity of obtaining Landlord's consent to any assignment or subletting that is required under any other provision of this Lease.

ARTICLE XXVI
RENEWAL OPTIONS
26.1Tenant is hereby granted the option ("Extension Option") to extend the term of the Lease for one (1) period of five (5) Lease Years ("Extension Term"). The Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than eighteen (18) months and no later than nine (9) months prior to the commencement of the Extension Term. Tenant may not exercise the Extension Option if Tenant is in default under the Lease beyond the expiration of any applicable cure period either at the date of said notice or at any time thereafter prior to commencement of the Extension Term. Upon exercise of the Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option.
26.2The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for the Extension Term shall be determined as provided below, and (iii) any initial rent abatement, concession or allowance which are in the nature of economic concessions or inducements shall not be applicable to any Extension Term. In addition to Base Rent, Tenant shall pay Additional Rent, and other Rent during the Extension Term as provided in this Lease.
26.3Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term. The term "Current Market Rate" means the prevailing rental rate per rentable square foot under office leases recently executed for comparable space in the Building and in comparable buildings in the North Johnson County submarket in which the Building is located. The determination of Current Market Rate shall take into consideration net versus gross lease (and differing base years, if applicable); any differences in the size of space being leased, the location of space in the building and the length of lease terms; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses or other purposes); the creditworthiness of Tenant; the location and condition of the building; the condition of the space; and other pertinent factors. The Current Market Rate may include an escalation of a fixed rental rate (based on a fixed step or index) then prevailing in the market.
26.4Within thirty (30) days after receipt of Tenant's notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.

26.5Tenant shall, within fifteen (15) days after receipt of Landlord's notice, notify Landlord in writing whether Tenant (a) accepts Landlord's determination of the Current Market Rate; (b) rejects Landlord's determination of the Current Market Rate, or (c) requests that the Current Market Rate be determined by an appraiser (“Arbitration Request”). If Tenant rejects Landlord's determination, Tenant's exercise of the Extension Option granted herein shall be deemed revoked and of no further force of effect. If Tenant requests that the Current Market Rate be determined by an appraiser, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates most closely reflects the Current Market Rate. Each appraiser so selected shall be certified as an MAI appraiser and shall have had at least five (5) years' experience within the previous ten (10) years as a real estate appraiser working in the office submarket in which the Building is located, with working knowledge of current office rental rates and practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.
26.6Tenant must timely exercise the Extension Option or the Extension Option shall terminate. Tenant's exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have subleased or assigned all or any portion of the Premises, then immediately upon such termination, sublease or assignment, the Extension Option shall simultaneously terminate and become null and void. The Extension Option is personal to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
LANDLORD:

THE WELLS FUND XI-FUND XII-REIT JOINT VENTURE
a Georgia joint venture partnership

By:     Wells Real Estate Fund XI, L.P.,
a Georgia limited partnership
By: Wells Partners, L.P.,
a Georgia limited partnership, as
General Partner

By: Wells Capital, Inc.,
a Georgia Corporation, as General
Partner

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

By:    Wells Real Estate Fund XII, L.P.,
                     a Georgia limited partnership

By: Wells Partners, L.P.,
a Georgia limited partnership, as
General Partner

By: Wells Capital, Inc.,
a Georgia corporation, as
General Partner

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

By:    Piedmont Operating Partnership, LP,
a Delaware limited partnership

By: Piedmont Office Realty Trust, Inc.,
a Maryland corporation,
    its sole General Partner

By: /s/ Joseph H. Pangburn
Name: Joseph H. Pangburn
Title: Senior Vice President

TENANT:

MEARA WELCH BROWNE, P.C., a Missouri professional corporation

By: /s/ Julie A. Welch
Name: Julie A. Welch
Title: /s/ Vice President

RIDER 1 - GENERAL DEFINITIONS

ADA: the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.
Affiliate of Tenant: (i) a corporation or other business entity (a "successor corporation") into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor after the transaction at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article VI; or (ii) a corporation or other business entity (a "related corporation") which shall control, be controlled by or be under common control with Tenant, shall have a net worth and liquidity factor when combined with that of Tenant at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI. For purposes of clause (ii) above, "control" shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.
Agents: any agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee or guest of a party.
Alterations: any structural or other alterations, decorations, additions, installations, demolitions, improvements or other changes.
Bankruptcy Code: Title 11 of the United States Code, as amended.
Building Directory Share: Tenant's Proportionate Share of the listings in the Building directory, based on the ratio of the rentable square footage of the Premises to the rentable square footage of Total Area.
Building Structure and Systems: the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof and common areas that form a part of the Building, and the building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building. Supplemental HVAC equipment installed to address special electrical, cooling and ventilating needs created by Tenant's telephone equipment, computer, electronic data processing equipment, copying equipment and/or other such equipment or uses shall be considered “Tenant Items” rather than “Building Structure and Systems” and shall be Tenant's responsibility to repair, maintain, and replace, regardless of whether it was originally installed by Tenant or Landlord.
Cabling: telephone, computer and other communications and data systems and cabling.
Case: a formal proceeding in which Tenant is the subject debtor under the Bankruptcy Code.
Common Areas: those common and public areas and facilities of the Building and improvements to the Land which are from time to time provided by Landlord for the use or benefit of tenants in the Building or for use or benefit by the public in general, including (a) access corridors, elevator foyers and core bathrooms, to the extent the same are not located on floors of the Building fully leased to a single tenant, and (b) Building‑wide mailrooms, fire rooms, vending areas, health and fitness facilities, janitorial areas and other similar facilities of the Building, and (c) any and all non-exclusive grounds, parks, landscaped areas, plazas, outside sitting areas, sidewalks, tunnels, pedestrian ways, sky bridges, loading docks, and (d) generally all other common and public improvements on the Land.
Cosmetic Changes: those minor, non‑structural Alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) in the aggregate less than Twenty Five Thousand Dollars ($25,000) per project or series of related projects (as reasonably determined by Landlord), such as painting, carpeting and hanging pictures.
Costs: any costs, damages, claims, liabilities, expenses (including reasonable attorneys' fees), losses, penalties and court costs.
Default Rate: the rate per annum which is five (5) whole percentage points higher than the Prime Rate published in the Money Rates section of the Wall Street Journal.
Environmental Default: any of the following by Tenant or any Agent of Tenant: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building; an environmental condition requiring responsive action; or an emergency environmental condition.
Environmental Law: any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right‑To‑Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so‑called "Super Fund" or "Super Lien" law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).
ERISA: the Employee Retirement Income Security Act of 1974, as amended.
Event of Bankruptcy: the occurrence with respect to any of Tenant, any Guarantor or any other person liable for Tenant's obligations hereunder (including any general partner of Tenant) of any of the following: (a) such person becoming insolvent, as that term is defined in the Bankruptcy Code or Insolvency Laws; (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person knowingly submitting (either before or after execution hereof) to Landlord any financial statement containing any material inaccuracy or omission; or (g) an admission by Tenant or Guarantor of its inability to pay debts as they become due.
Event of Default: any of the following: (a) Tenant's failure to make when due any payment of the Base Rent, additional rent or other sum, which failure shall continue for a period of five (5) days after Landlord sends Tenant written notice thereof; (b) Tenant's failure to perform or observe any other covenant or condition of this Lease, which failure shall continue for a period of ten (10) days after Landlord sends Tenant written notice thereof; provided, however, that if such cure cannot reasonably be effected within such ten (10) day period and Tenant begins such cure promptly within such ten (10) day period and is pursuing such cure in good faith and with diligence and continuity during such ten (10) day period, then, except in the event of an emergency, Tenant shall have such additional time (not to exceed ninety (90) days in total) as is reasonably necessary to effect such cure; (c) Tenant's failure to take occupancy of or occupy continuously the Premises; (d) an Event of Bankruptcy; (e) Tenant's dissolution or liquidation; (f) any Environmental Default; or (g) any sublease, assignment or mortgage not permitted by Article VII; or (h) Tenant's failure to pay any sum or perform or observe any covenant or condition of this Lease when required under this Lease (without regard to any grace period otherwise allowed) more than twice during any twelve (12) month period during the Lease Term.
Hazardous Materials: (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a "hazardous substance," "hazardous material," "hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by‑product material), medical waste, chlorofluorocarbon, lead or lead‑based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.
including: including, but not limited to; including, without limitation; and words of similar import.
Insolvency Laws: the insolvency Laws of any state.
IRC: Internal Revenue Code of 1986, as amended.
Land: the site upon which the Building is constructed.
Landlord Insured Parties: Landlord's advisors, the managing agent of the Building and the holder of any Mortgage, in each case of whom Landlord shall have given notice to Tenant, and any other party that Landlord may reasonably designate in writing from time to time.
Landlord's Representatives: Landlord's affiliates, shareholders, partners, directors, officers, employees, agents and representatives.
Laws: all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates).
Lease Month: Each calendar month during a Lease Year, provided that if the Lease Commencement Date does not occur on the first day of a calendar month, the first Lease Month shall include the remainder of the partial month in which the Lease Commencement Date occurs and the next succeeding calendar month.
Lease Year: a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month in which the first anniversary of the Lease Commencement Date occurs.
Mortgages: all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Building or the Land.
Operating Charges: all expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair, including the following: (1) electricity, gas, water, HVAC (including chilled condenser water), sewer and other utility and service costs, charges and fees (including any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (to the extent reasonable and customary) and other charges for insurance; (3) management fees of not more than three percent (3%) of the adjusted gross revenues of the Building plus amounts that would have been received had there been no rental abatements or other concessions); (4) personnel costs of the Building (including all fringe benefits, workers' compensation insurance premiums and payroll taxes); (5) costs associated with the uninterruptible power supply system serving the Building; (6) costs of service, equipment rental, access control, landscaping and maintenance contracts; (7) maintenance, repair and replacement expenses and supplies; (8) depreciation/amortization for capital expenditures made by Landlord which Landlord reasonably expects will reduce operating expenses or made to comply with Laws imposed or first becoming applicable after the date hereof, which shall be charged in annual installments over the useful life of the items for which such costs are incurred together with interest, each calendar year such costs are charged to Operating Charges, on the unamortized balance at an interest rate of one percent (1%) in excess of the Prime Rate in effect on January 1 of each calendar year; (9) charges for janitorial and cleaning services and supplies; (10) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (11) reasonable reserves for replacements, repairs and contingencies; (12) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (13) reasonable third party accounting and audit fees relating to the determination of Operating Charges (and tenants' proportionate shares thereof) and the preparation of statements required by tenant leases; (14) expenses incurred in connection with concierge services provided to the Building (if any); (15) the fair market rental value of any management office (of reasonable and customary size) and fitness facilities in the Building; (16) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (17) all costs of operating, maintaining, repairing and replacing equipment in any portion of any fitness facility, (to the extent not offset by separate membership or usage fees imposed by Landlord) roof deck, function room or other amenity of the Building; (18) payments required in connection with a reciprocal easement or similar agreement to which the Landlord is bound; and (19) any other expense incurred by Landlord in arm's-length transactions in connection with maintaining, repairing or operating the Building. Notwithstanding any provision contained in this Lease to the contrary, Operating Charges shall not include:  (i) Real Estate Taxes; (ii) principal or interest payments on any Mortgage or other debt incurred by the Landlord except as permitted by (8) above; (iii) the costs of special services and utilities separately charged to particular tenants of the Building; (iv) ground lease payments; (v) advertising and promotional expenses directly relating to leasing; (vi) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Building (other than such tenants' regular contributions to Operating Charges); (vii) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord's financial condition; (viii) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except a commercially reasonable deductible); (ix) leasing commissions, attorney's fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building; (x) tenant allowances, tenant concessions, and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same; (xi) costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs) by Landlord, its agents, any tenant (other than Tenant) or other occupant of the Building of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid applicable Laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Law; (provided that reasonable attorneys fees to enforce rules and regulations for the Building shall be included in Operating Charges); (xii) penalties for any late payment by Landlord, including taxes and equipment leases; (xiii) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including Building amenities such as a fitness center or the parking facilities); (xiv) Landlord's contributions to charitable organizations; (xv) costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xvii) costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, securing, repair and/or maintenance of same, other than normal building decorations customary in buildings comparable to the Building; (xviii) costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or Landlord's Agents, but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Building in the ordinary course and those brought, deposited or disposed of by Tenant or Tenant's Agents with respect to its use or occupancy of space in the Building); and (xix) franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building.
Operating Charges Base Amount: the Operating Charges incurred during the Operating Charges Base Year.
Parking Facility: the Building's parking facilities.
Permitted Recipient: the officers, partners and senior level employees of Tenant who are involved in lease administration, Tenant's certified public accountants who have responsibilities related to Operating Charges, Tenant's attorney if involved in the dispute, any employees of Tenant's auditor involved with the review, or any person or entity to whom disclosure is required by applicable judicial or governmental authority.
Prime Rate: the prime rate published in the Money Rates section of the Wall Street Journal.
Proposed Sublease Commencement Date: the anticipated commencement date of the proposed assignment, subletting or other transaction.
Proposed Sublet Space: the area proposed to be assigned, sublet or otherwise encumbered.
Real Estate Taxes: (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land, or Landlord's personal property used in connection therewith; (2) any other present or future taxes or charges that are imposed upon Landlord or assessed against the Building which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the gross rents payable by tenants of the Building, any public safety fee or similar charge, any transit, sales, rental, use, receipts or occupancy tax or fee, and any assessment imposed in connection with business improvement or similar districts; and (3) reasonable expenses (including reasonable attorneys' and consultants' fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building). Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, or any interest charges or penalties incurred as a result of Landlord's failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord so elects to pay in installments, all interest charges shall be deemed Real Estate Taxes).
Real Estate Taxes Base Amount: the Real Estate Taxes incurred during the Real Estate Taxes Base Year.
Reconciliation Statement: a reasonably detailed written statement showing (1) Tenant's Proportionate Share of the amount by which Operating Charges and/or Real Estate Taxes, as applicable, incurred during the preceding calendar year exceeded, respectively, the Operating Charges Base Amount and/or the Real Estate Taxes Base Amount and (2) the aggregate amount of Tenant's estimated payments made on account of Operating Charges and Real Estate Taxes during such year.
Structural and System Alterations: any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building.
Tenant Items: all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems serving exclusively the Premises and any special tenant areas, facilities and finishes, any special fire protection equipment, any telecommunications, security, data, computer and similar equipment, cabling and wiring, kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations.
Tenant's Sublease Request Notice: a notice to Landlord containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the Proposed Sublease Commencement Date; the Proposed Sublet Space; financial statements for the prior two (2) years certified by an authorized officer of Tenant or a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.
Trustee: a trustee-in-bankruptcy of Tenant under a Case.
Work: Tenant's Work as defined in Exhibit B.

EXHIBIT A
PLAN SHOWING PREMISES

EXHIBIT B
WORK AGREEMENT
1.Acceptance of Premises
. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.
2.Working Drawings
(a)Preparation and Delivery
Tenant shall provide to Landlord for its approval final working drawings (architectural and MEP drawings), prepared by an architect (the “Architect”) and engineer reasonably acceptable to Landlord, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable laws.
(b)Approval Process
Landlord shall notify Tenant whether it approves of the submitted working drawings within five (5) business days after Tenant's submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three (3) business days after such notice, revise such working drawings in accordance with Landlord's objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within five (5) business days after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.
(c)Landlord's Approval; Performance of Work
Landlord's approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building Structure and Systems, the exterior appearance of the Building, or the appearance of the common area, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Landlord's approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord's request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings.
3.Contractors; Performance of Work
The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord's other contractors, the operation of the Building, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.).
4.Construction Contracts
(a)Tenant's General Contractor
Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord in a form acceptable to Tenant's representative for the Work, which shall comply with the provisions of this Section 4 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant's Contractor maintain general commercial liability insurance of not less than a combined single limit of $3,000,000, naming Landlord, Landlord's property management company, Landlord's mortgagee and Tenant as additional insureds; (3) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) those items described in Section 4.(b) (collectively, the “Approval Criteria”). Landlord shall have three business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within two business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two business days to notify Tenant whether it approves the revised construction agreements. If Landlord fails to notify Tenant that it disapproves of the construction agreements within three business days after the initial construction agreements or two business days after the revised construction agreements (as the case may be) are delivered to Landlord, then Landlord shall be deemed to have approved the construction agreements.
(b)All Construction Contracts
Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant's construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) be in a contract form that satisfies the Approval Criteria, and (3) be assignable following an uncured default by Tenant under the Lease to Landlord and Landlord's mortgagee.
5.Change Orders
Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (i) the Building Structure and Systems, (ii) the exterior appearance of the Building, or (iii) the appearance of the common area, or (b) if any such requested change might delay the Lease Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Exhibit by this reference for all purposes. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.
6.Definitions
As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord)

in substantial accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.
7.Walk-Through; Punchlist
When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within two (2) business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon; however, Tenant shall not be obligated to engage overtime labor in order to complete such items. Resolution of punch list items may occur after the Lease Commencement Date and shall not be deemed a delay in the Substantial Completion of the Work.
8.Excess Costs
The entire cost of performing the Work (including design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, and the construction supervision fee referenced in Section 10 of this Exhibit, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.
9.Construction Allowance
Landlord shall provide to Tenant a construction allowance equal to twenty six dollars ($26.00) per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance. Thereafter, Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment with invoices and sworn statements of owner and contractor, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, (c) the Architect's certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 20% of the Construction Allowance, (i) the permanent certificate of occupancy issued for the Premises, (ii) Tenant's occupancy of the Premises, and (iii) an estoppel certificate confirming such factual matters as Landlord or Landlord's Mortgagee may reasonably request (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant's submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord's payment of such request shall be deferred until 30 days following Landlord's receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant's interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) Tenant is in default under the Lease. The Construction Allowance must be used (i.e. work performed and invoices submitted to Landlord) within six months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. No portion of the Construction Allowance may be used as rent credit or to purchase furniture, art or equipment or to pay moving costs, legal fees or other costs of Tenant's consultants, or to pay for other non-capital expenses.
10.Construction Management
Landlord or its affiliate or agent shall supervise the Work and coordinate the relationship between the Work, the Building and the Building's Structure and Systems. In consideration for Landlord's construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to five percent (5%) of the Construction Allowance (as it may be increased in accordance with Section 11 below). The Construction Allowance may be used to pay such costs.
11.Additional Construction Allowance
At Tenant's option, exercisable (if at all) by written notice to Landlord given no later than the Lease Commencement Date, Tenant may increase the amount of the Construction Allowance up to an amount equal to twenty-four dollars ($24.00) per rentable square foot of the Premises (the “Additional Construction Allowance”). In such event: (a) the amount of the Additional Construction Allowance shall be amortized over the Term of the Lease at eight percent (8%) per annum interest and shall be payable by Tenant in equal monthly installments as additional Base Rent; and (b) Landlord and Tenant shall execute an amendment to this Lease confirming the new increased amount of the Construction Allowance and the new Base Rent figures.
12.Construction Representatives
Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:	c/o Telephone: Telecopy:
Tenant's Representative:	c/o Telephone: Telecopy:

13.Miscellaneous To the extent not inconsistent with this Exhibit, the Lease shall govern the performance of the Work and Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C
RULES AND REGULATIONS
This Exhibit is attached to and made a part of that certain Lease Agreement dated as of January __, 2013 (the "Lease"), by and between The Wells Fund XI - Fund XII REIT Joint Venture ("Landlord"), and Meara Welch Browne, P.C., a Missouri professional corporation ("Tenant").
The following rules and regulations have been formulated for the safety and well‑being of all tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that every tenant will enjoy a safe and undisturbed occupancy of its premises. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.

The following rules shall be applicable to all tenants of the Building:
1.Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Tenant shall not place any showcase, mat or other article outside the Premises. Nothing may be placed on or about balcony areas, if any, of the Building without Landlord's prior written approval. Tenant shall keep all portions of the Premises which are visible from the Building's central atrium (if any) in a tasteful, neat and orderly condition characteristic of first‑class professional offices, so as not to be offensive to other tenants of the Building. No desks, bookcases, file cabinets and other furniture shall be placed against the glass surrounding the Building's central atrium (if any).
2.Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord's property management department all deliveries to the Building so that arrangements can be made to minimize such interference. Tenant shall not permit its employees and invitees to congregate in the elevator lobbies or corridors of the Building. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Public corridor doors, when not in use, shall be kept closed. Nothing, including mats and trash, shall be placed, swept or thrown into the corridors, halls, elevator shafts, stairways or other public or Common Areas.
3.Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord's prior written consent. All awnings, drapes projections, curtains, blinds, shades, screens and other fixtures shall be of a quality, type, design and color, and shall be attached in a manner, approved in writing by Landlord. Any Tenant‑supplied window treatments shall be installed behind Landlord's standard window treatments so that only Landlord's standard window treatments will be visible to persons outside the Building. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant's own expense.
4.Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including coffee grounds). All damages from misuse of fixtures shall be borne by the tenant causing same.

5.Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loudspeaker system (other than an ordinary telephone and paging system) or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system, without Landlord's prior written consent. Tenant shall not construct, maintain, use or operate any such device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. No flashing, neon or search lights shall be used which can be seen outside the Premises. Only warm white lamps may be used in any fixture that may be visible from outside the Building or Premises. Tenant shall not maintain, use or operate within the Premises any space heater.
6.Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building, except seeing‑eye or hearing‑ear dogs for handicapped persons visiting the Premises. Except while loading and unloading vehicles, there shall be no parking of vehicles or other obstructions placed in the loading dock area.
7.Except as specifically provided to the contrary in the Lease, Tenant shall not cook or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant's employees for their own consumption. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the Premises.
8.Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building.
9.Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy equipment and fixtures. Landlord shall have the right to repair at Tenant's expense any damage to the Premises or the Building caused by Tenant's moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any safes, freight, furniture, equipment or bulky item except as approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator at designated times. Tenant shall remove promptly from any sidewalk adjacent to the Building any furniture, furnishing, equipment or other material there delivered or deposited for Tenant. Landlord reserves the right to inspect all freight to be brought into the Building, except for government classified and confidential client materials, and to exclude from the Building all freight which violates any of these rules or the Lease.
10.Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord's prior written approval. At all times Tenant shall provide Landlord with a "master" key for all locks on all doors and windows. Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy:  (a) restore to Landlord all keys and security cards to stores, offices, storage rooms, toilet rooms, the Building and the Premises which were either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof; and (b) inform Landlord of the combination of any lock, safe and vault in the Premises. At Landlord's request, Landlord's then customary charge per key shall be paid for all keys in excess of two (2) of each type. Tenant's key system shall be consistent with that for the rest of the Building.
11.Except as shown in the Final Working Drawings, Tenant shall not install or operate in the Premises any electrically operated equipment or machinery (other than standard servers, desk-top office equipment, including desk-top computers and copiers, typewriters, facsimile machines, printers or other similar equipment used in connection with standard office operations) without obtaining the prior written consent of Landlord. Landlord may condition such consent upon Tenant's payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Landlord shall have the right at any time and from time to time to designate the electric service providers for the Building. Tenant shall cooperate with Landlord and such service providers and shall allow, as reasonably necessary, access to the Building's electric lines, feeders, risers, wiring and any other Building machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air‑conditioning system or electrical system of the Premises or the Building, without obtaining Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. If any machine or equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant's expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.
12.All telephone and telecommunications services desired by Tenant shall be ordered by and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant's telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) designated by Landlord. Landlord shall have no responsibility for the maintenance of Tenant's telecommunications equipment (including wiring) or for any wiring or other infrastructure to which Tenant's telecommunications equipment may be connected. Subject to the provisions of Articles XIV and XV of the Lease, Landlord shall have the right, upon reasonable prior notice to Tenant (except in the event of an emergency), to interrupt telecommunications facilities as necessary in connection with any repairs or with installation of other telecommunications equipment. Subject to the provisions of the Lease, Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, at the Premises or the Building, without Landlord's prior written consent, which may be granted or withheld in Landlord's sole and absolute discretion.
13.No telephone, telecommunications or other similar provider whose equipment is not then servicing the Building shall be permitted to install its lines or other equipment within or about the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standards, as specific conditions of any consent:  (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider's provision of its services (including the costs of installation, materials and services); (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines and Landlord shall have reasonably determined that there is sufficient space in the Building for the placement of the necessary equipment and materials; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary; (iv) the provider shall agree to use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord); (v) the provider shall pay Landlord such compensation as is reasonably determined by Landlord to compensate it for space used in the building for the storage and maintenance of the provider's equipment, the fair market value of a provider's access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vi) the provider shall agree to deliver to Landlord detailed "as built" plans immediately after the installation of the provider's equipment is complete; and (vii) all of the foregoing matters shall be documented in a written agreement between Landlord and the provider on Landlord's standard form and otherwise reasonably satisfactory to Landlord.
14.Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or attendant on duty. Landlord shall have the right to exclude any undesirable or disorderly persons from the Building at any time. Landlord may require all persons admitted to or leaving the Building to show satisfactory identification and to sign a register. Tenant shall be responsible for all persons for whom it authorizes entry into the Building and shall be liable to Landlord for all acts of such persons. Landlord has the right to evacuate the Building in the event of emergency or catastrophe or for the purpose of holding a reasonable number of fire drills.
15.Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.
16.Tenant, before closing and leaving the Premises at the end of each business day, shall see that all lights and equipment are turned off, including coffee machines.
17.Tenant shall not request Landlord's employees to perform any work or do anything outside of such employees' regular duties without Landlord's prior written consent. Tenant's special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord's employees for any purpose whatsoever without Landlord's prior written consent. Tenant shall notify Landlord or the Building manager of any person employed by it to do janitorial work within the Premises, except for full‑time employees of Tenant, prior to such person's commencing work, and such person shall, while in the Building and outside of the Premises, comply with all instructions issued by Landlord or its representatives.
18.There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.
19.Tenant shall not install or permit the installation of any wiring for any purpose on the exterior of the Premises. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.
20.Tenant acknowledges that it is Landlord's intention that the Building be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item which, in Landlord's judgment, is inconsistent with the quality of operation of the Building or may tend to impose or detract from the moral character or image of Landlord or the Building. Tenant shall not use the Premises for any immoral or illegal purpose. Tenant shall cooperate with Building employees in keeping the Premises neat and clean.
21.Unless otherwise expressly provided in the Lease, Tenant shall not use, occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture, or sale of liquor.
22.Tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, janitorial work, removal of any garbage from any dining or eating facility or for towel service in the Premises, only from contractors, companies or persons approved by Landlord.
23.Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior written consent of Landlord
24.Tenant shall not purchase water, ice, coffee, soft drinks, towels, or other merchandise or services from any company or person whose repeated violation of Building regulations has caused, in Landlord's opinion, a hazard or nuisance to the Building and/or its occupants.
25.Tenant shall not pay any employee on the Premises except those actually employed therein; nor shall Tenant use the Premises as headquarters for large scale employment of workers for other locations.

26.Landlord shall have the right, upon written notice to Tenant, to require Tenant to refrain from or discontinue any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability for offices.
27.Tenant shall not in any manner deface any part of the Premises or the Building. Other than ordinary office decorations, no stringing of wires, boring or cutting shall be permitted except with Landlord's prior written consent. Any floor covering installed by Tenant shall have an under layer of felt rubber, or similar sound deadening substance, which shall not be affixed to the floor by cement or any other non‑soluble adhesive materials.
28.Should Tenant's use and occupancy of the Premises require the installation of supplemental cooling, and should the Building contain a closed loop, Tenant agrees that its supplemental cooling requirements will be serviced by tapping into the Building's closed loop. Tenant shall be responsible for the cost of connecting into the loop and agrees to pay to Landlord as additional rent the monthly tap fee in accordance with Landlord's then‑current rate schedule. Should the Building not contain a closed loop, Tenant agrees to be responsible for fees associated with placing equipment on the roof of the Building.
29.Tenant shall handle its newspapers, "office paper," garbage, trash and other waste products in the manner required by applicable law (as the same may be amended from time to time) whether required of Landlord or otherwise and shall conform to any recycling plan instituted by Landlord. Landlord shall have no obligation to accept any waste that is not prepared for collection in accordance with any such requirements. Landlord reserves the right to require Tenant to arrange for waste collection, at Tenant's sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with any such requirements. If Tenant is unable to comply with Landlord's standard procedures regarding the internal collection, sorting, separation and recycling of waste, then, upon reasonable advance notice to Landlord, Landlord shall use reasonable efforts to arrange for alternative procedures for Tenant, provided Tenant shall pay Landlord all additional costs incurred by Landlord with respect thereto.
30.Tenant shall not bring or keep, or permit to be brought or kept, in the Building any weapon or flammable, combustible or explosive fluid, chemical or substance, except as otherwise expressly permitted in the Lease.
31.Tenant shall comply with all workplace smoking Laws. There shall be no smoking in bathrooms, elevator lobbies, elevators, terraces, loading docks, plaza areas, and other Common Areas.
32.All wiring and cabling installed by Tenant shall be marked and coded, in a manner reasonably acceptable to Landlord, to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities. All such cabling and wiring shall, at Landlord's request, be removed by Tenant upon the expiration or termination of the Lease if required by the terms of the Lease or if applicable governmental agencies require removal of such facilities upon the termination of their use or abandonment.
Landlord may, upon request of Tenant, waive Tenant's compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant's failure to comply with any rule. Landlord reserves the right to rescind any of these rules and make such other and further rules as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to a tenant shall be binding upon it in like manner as if originally herein prescribed. In the event of any conflict or inconsistency between the terms and provisions of these rules, as now or hereafter in effect, and the terms and provision of the Lease, the terms and provision of the Lease shall prevail.

EXHIBIT D
INTENTIONALLY DELETED

EXHIBIT E
JANITORIAL SPECIFICATIONS

I.    SCOPE

A.    Coverage

The contractor shall perform the following specified services throughout the entire premises, including all office space, lobbies, corridors, sidewalks, plaza areas, basement areas, stairways, driveways, loading docks, fire towers, lavatories, passageways, service and utility areas, and elevator cabs, and shall render cleaning of tenant's lunch areas, computer rooms and other areas if Owner is obligated to maintain such areas. Mechanical areas are included at the discretion of the Owner.

B.    Quality

The intent of this specification is that the Contractor will provide cleaning services of a character customarily provided in first-class office buildings in Leawood, Kansas, whether such services are included in the specifications or are special services requested by the Owner or a tenant of the Owner. Owner is to be the sole judge of said quality and required frequency of services to be provided herein.

II.    GENERAL

A.    Schedule

All nightly cleaning services shall be performed five (5) nights per week, Monday through Friday. No nightly services (except make-up work required) need be performed on Saturdays, Sundays, or legal holidays, unless directed by Owner. Nightly cleaning operations will begin after 5:00 p.m.

B.    Supervision

Contractor shall employ competent supervisory personnel and place a qualified non-working night foreman in the building who will be capable of and will provide all reports required by Owner. The Supervisor shall provide schedules of all periodic cleaning, inspect the building on a regular basis, investigate all tenant complaints, report all items needing repair or maintenance and generally supervise the entire cleaning of the building. The Supervisor will also see to it that all employees report repairs needed or any other unusual or unsafe condition they encounter.

C.    Personnel

Contractor shall employ on the premises only persons skilled and trained in the work assigned to them. Contractor shall promptly furnish qualified substitutes for any employees that, in the sole opinion of the Owner, are unsatisfactory. All Contractor personnel shall be bonded, and Contractor shall pay all wages, payroll taxes and insurance, and all payments required by union contract, if any.

D.    Uniforms and Equipment

Contractor shall furnish proper machinery and uniforms for the satisfactory performance of all services. Owner shall have the right to determine what is satisfactory performance. All Contractor personnel shall be properly uniformed and display identification of the Contractor at all times. Owner shall have the right to select and/or approve uniforms worn by personnel in the building. Day personnel shall have five uniform changes per week. Night personnel shall have three uniform changes per week.

E.    Rules

Contractor shall at all times maintain good order among its employees and shall insure compliance with building rules and regulations, copies of which will be provided by the Owner from time to time.

F.    Security

While cleaning the tenanted areas, Contractor's personnel will work behind locked doors and will not admit anyone into the suite, except authorized Contractor or Owner personnel, or tenants that have keys to the suite. On completion of nightly duties, all lights will be turned off, doors locked, draperies and blinds closed, and offices left in a neat and orderly condition. Lids or seats on all toilets will be left in a raised position. All mop sinks, locker areas and other service areas will be cleaned thoroughly and all cleaning equipment neatly stored in a central location. Security personnel will promptly notify Owner of any irregularities.

III.	GENERAL OFFICE AREAS

A.    Daily Services - Five days per week

1.    Ashtrays emptied and wiped clean with damp cloth.

2.    Wastebaskets emptied and replaced with new liners as necessary.

3.    Tops of furniture, file, tables, etc., dusted - only when free of papers, folders, etc.

4.    General floor area policed for scraps of paper, paper clips, etc.

5.    All bare floor and wood floor areas swept and/or dust mopped.

6.    Carpeted floors spot cleaned and vacuumed in traffic areas - fully vacuumed if required.

7.    Doors and light switches spot cleaned to remove smudges and finger marks.

8.    Finger marks cleaned from both sides of glass doors.

9.    All lights turned out and all doors locked upon leaving each day.

10.    Drapes and louvers left in a closed position unless specified by Owner.

B.    Weekly Services

1.    All furniture dusted completely - tops of desks, tables, credenzas, etc., should be free of all work papers, folders, etc.

2.    Telephones wiped clean.

3.    Smudges and finger marks removed from walls, partitions, partition glass, etc.

4.    Lint brushed from seats, backs of upholstered chairs, sofas, etc.

5.    Carpeted floors are to be vacuumed using a pile lifter to remove embedded dirt and grit. This     operation will include the same edging detailing required for nightly vacuuming.

6.    All hard-surfaced floors will be machine buffed, using an electric rotary buffing machine to obtain     maximum shine. Non-skid wax or approved floor finish will be applied as necessary. Wood floors     shall be mopped weekly with a damp mop.

7.    Office areas should be policed to assure quality of cleaning service.

C.    Periodic Services

1.    High dusting of corners, ledges, tops of drapes, ceiling diffusers, etc. will be performed on an as-needed basis, not less frequently than every 60 days.

2.    Chair pads will be reversed and cleaned underneath once per month.

3.    Tile floors will be cleaned and re-waxed every 60 days.

IV.	LOBBY AND ENTRANCES, ELEVATORS, CORRIDORS, STAIRWAYS

A.    Daily Service -Five days per week

1.    Main lobby and all elevator service lobbies vacuumed and stairs mopped as needed.

2.    All bare floor areas swept or dust mopped.

3.    All office entrance doors, doors to restrooms, doors to stairways, elevator doors, and doors facing elevator cabs spot cleaned.

4.    Elevator door treads kept free of debris, cleaned and polished.

5.    Any spillage spot mopped.

6.    Building directories spot cleaned, interiors dusted, and glass cleaned.

7.    All drinking fountains cleaned, including sides, and polished as needed.

8.    Fire hose and extinguisher cabinets cleaned inside and out.

V.    GENERAL

A.    Any common area street level or main floor glass, including high glass above and to side of entrance, to be cleaned outside every 90 days and inside every 6 months.

B.    Policing of areas under desks, behind furniture and in areas where dirt can collect over a period of time should be checked monthly and cleaned as needed.

C.    Exterior of building should be policed daily for debris and any unsightly condition taken care of. Also, parking areas adjacent to building should be policed.

D.    Janitor closets and storage areas should be maintained in a neat and orderly manner at all times.

E.    Any condition of the building requiring repair or attention should be brought to the notice of the Operations Manager as soon as possible.

F.    The janitorial supervisor should be notified when restroom supplies and light inventories need reordering.

G.    Janitor will not be responsible to remove materials from desks, shelves, counters, files, or any other areas for purpose of cleaning. Owner is not responsible for damaged or lost materials of Tenant caused by Janitor.

H.    Owner and Contractor will be responsible for any items removed from the premises if left next to wastebaskets or normal trash disposal areas.

I.    Janitor is responsible for removing any items larger than that which can be contained in a standard size wastebasket provided the items are clearly marked "TRASH" by the Tenant and left in a conspicuous area.

VI.    EXTERIOR PATIOS AND WALKS

A.    Daily or Nightly

1.    Policing. At least once each night between 5:00 and 5:30 p.m., the contractor's personnel will police the entire exterior perimeter of the buildings, picking-up cigarette butts, papers, leaves and any other debris, sweeping up standing water and leaving the area in a neat, orderly condition. Any discrepancies or clean-up required beyond normal policing will be reported to the Supervisor immediately.

2.    Uncarpeted Floors. Hard-surfaced floors are to be dust mopped, using a treated mop to remove all loose dirt and grit, and then wet-mopped with clear water and dried. All mop marks and water splashes will be removed from walls, baseboards, and furniture, and all furniture and fixtures replaced to their original position when mopping is completed.

3.    Walls and Doors. All walls, doors and jambs will be spot-cleaned to remove all finger marks, smudges and spills.

4.    Lobby Glass. All glass windows, interior and exterior doors and directory board glass will be wiped clean, using an approved glass cleaner, and all glass will be left in a bright condition, free of streaks and dust.

5.    Miscellaneous Metalwork. All metalwork, such as mail chutes and boxes, door hardware and frames, metal lettering, etc., will be wiped clean and polished and left in a bright condition, free of all dust and streaks.

6.    Elevators. Elevator doors will be wiped down and polished, and left in a bright condition free of all dust and streaks. All dirt and debris will be removed from door tracks, using vacuum crevice tool. Spills and smudges will be removed so that tracks are left in a bright, clean condition.

7.    Rubber Mats. All rubber mats will be swept and washed.

8.    Cigarette-Urns. All cigarette urns will be cleaned, removing all butts and debris and replacing water or sand as necessary.

9.    Dusting. All horizontal surfaces, including furniture tops and ledges within reach, are to be dusted nightly using treated dust cloths. No feather dusters will be allowed.

B.    Weekly

1.    Carpeted Floors. Carpeted floors are to be vacuumed using a pile lifter to remove all embedded dirt and grit. This operation will include the same edging detailing required for nightly vacuuming.

2.    Uncarpeted Floors. All hard-surfaced floors will be machine buffed, using an electric rotary buffing machine to obtain maximum shine. Non-skid wax or approved floor finish will be applied as necessary.

C.    Monthly

1.    Uncarpeted Floors. All hard-surfaced floors are to be completely stripped down to the bare floor surface, totally free of any wax, sealer or other finish. After stripping, the floor will be re-finished and polished. On completion of re-finishing all finish, water and other marks will be removed from walls, baseboards, doors, furniture, and adjoining carpeted areas.

2.    High Dusting. All horizontal surfaces and ledges that are not accessible for normal daily dusting will be dusted.

3.    Main Lobby Carpets. Carpets will be steam cleaned or dry shampooed as often as necessary to maintain even, clean appearance, but not less than once per month. They will be sanitized as required by Owner and also flameproofed, if and as required by law.

D.    Quarterly

1.    Walls. All walls are to be washed down with clear water and wiped clean and dry, leaving no streaks, smudges, dust or stains. Walls shall have uniformly bright and clean appearance when completed.

All wood walls, doors and frames will be thoroughly washed, as needed, with clear water and wiped clean and dry. All nicks and scratches beyond routine touch-up will be reported to the Building Manager for repair. All wooded surfaces will then be oiled with approved finish and wiped dry. When completed, the surfaces shall have a uniformly clean appearance.

2.    Air Diffusers and Light Fixtures. All air diffusers and light fixtures (inside and out) will be thoroughly washed and wiped clean. Light fixtures will be washed as tubes or bulbs are replaced, and not less often than quarterly.

VII.    PUBLIC AREAS

(Including but not limited to elevator lobbies, corridors, and all heavy traffic areas.)

A.    Nightly

1.    Carpeted Floors. All carpeted floors are to be vacuumed and edged with an edging tool, moving all sand urns, furniture and accessories. Baseboards will be wiped with a treated dust cloth after vacuuming. Carpet and baseboards will be spot cleaned where necessary

2.    Uncarpeted Floors. All hard-surfaced floors are to be mopped with a treated dust mop and maintained as needed to preserve and retain uniformly bright appearance, with particular attention to edges, corners and behind doors. All spills and stains will be removed with damp mop or cloth. Baseboards will be wiped down with treated dust cloth.

3.    Walls. All walls will be spot-cleaned to remove all smudges, stains and hand marks, using only clean water, or mild cleansing agent where necessary. When soap or cleaner is used, the wall will be rinsed with clear water and dried. No abrasive cleaner will be used.

4.    Service Car Areas. The corridor area in front of each service car landing is to be protected each night by covering carpet with a protective drop cloth. Any spots or stains on carpet are to be cleaned immediately.

5.    Doors and Jambs. All doors and jambs will be spot-cleaned to remove any hand marks, stains, spills or smudges. Use only clear water or a mild cleansing agent where necessary. Rinse with clear water and dry. Door edges and jambs will be dusted where necessary. When completed, doors and jambs shall have a uniformly clean appearance.

6.    Glass Doors and Partitions. All glass doors and partitions, including any directory glass, will be spot-cleaned to remove any finger marks, smudges or stains and will be left in a uniformly clean and bright condition, free of all dust and streaks.

7.    Miscellaneous Metalwork. All metalwork, such as mail chutes, door hardware and frames, metal lettering, and other metal accessories will be wiped clean and polished and left in uniformly clean and bright condition, free of all dust and streaks.

8.    Elevator Doors. Elevator doors and frames will be wiped down and polished, removing all dust, marks, and stains and left in a uniformly clean and bright condition. Elevators will be wiped clean and all dirt and debris removed from door tracks, using vacuum and edging tool.

9.    Cigarette Urns. All cigarette urns will be cleaned, removing all butts and debris and replacing water or sand as necessary. Materials are to be furnished by Contractor.

10.    Dusting. All furniture, accessories, ledges and other horizontal surfaces, will be dusted using a treated dust cloth. All surfaces are to be left in a clean, dust-free condition. Spot cleaning will be performed as necessary.

11.    Furniture and Miscellaneous. All furniture is to be wiped, using a treated dust cloth, paying particular attention to legs and surfaces near the floor. Vinyl or leather surfaces are to be dusted and spot-cleaned where necessary; cloth is to be vacuumed as necessary.

B.    Weekly

1.    Uncarpeted Floors. All hard surfaced floors will be wet-mopped, dried and spray buffed. All wax and marks will be removed from baseboards. Floors and baseboards are to be left in a uniformly bright, clean condition.

2.    Carpeted Floors. All carpeted floors will be vacuumed using a pile lifter to remove all embedded dirt and grit and restore pile to a uniformly upright condition.

3.    Glass Partitions and Doors. All interior glass (excluding perimeter windows) will be thoroughly cleaned and left in a uniformly bright, clean condition.

C.    Monthly

1.    Uncarpeted Floors. All hard surface floors are to be stripped, removing all wax and other coatings, down to the bare clean and dry floor surface, removing any marks or stains. Floors will then be refinished and polished and left in a uniformly bright, clean condition. All finish spills and splashes will be completely removed from baseboards, walls, doors, and frames.

2.    High Dusting. All high dusting beyond the reach of the normal day-to-day dusting will be accomplished monthly. This will include, but will not be limited to, all ledges, charts, picture frames, graphs, air diffusers and other horizontal surfaces.

3.    Doors and Jambs. All painted doors and jambs will be washed down with clean water, using a mild cleansing agent where necessary, rinsed with clean water and dried, leaving no streaks, marks or smudges.

D.    Quarterly

1.    Air Diffusers. All air diffusers will be thoroughly washed and dried and left in clean condition as often as necessary, but not less often than every three months.

E.    Annually

1.    Light Lenses and Fixtures. All light lenses will be removed, fixtures and lenses washed clean and dried and lenses reinstalled as often as necessary, but not less often than once a year.

2.    Walls. All walls will be washed down with clear water and dried as often as necessary, but not less often than once a year.

VIII.    RESTROOMS

A.    Nightly

1.    Floors and Tile. Floors will be swept clean and wet-mopped using a germicidal detergent approved by owner. The floors will then be mopped dry and all watermarks and stains wiped from walls and metal partition bases.

2.    Metal Fixtures. All mirrors, powder shelves, bright work (including exposed piping below wash basins), towel dispensers, receptacles and any other metal accessories will be washed and polished. Contractor shall use only non-abrasive, non-acidic material to avoid damage to metal fixtures.

3.    Ceramic Fixtures. Scour, wash and disinfect all basins, bowls and urinals with Owner-approved germicidal detergent solution, including tile walls near urinals. Special attention must be taken to inspect and clean areas of difficult access, such as the underside of toilet bowl rings and urinals, to prevent building up of calcium and iron oxide deposits. Wash both sides of all toilet seats with approved germicidal solution and wipe dry. Toilet seats to be left in an upright position.

4.    Walls and Metal Partitions. Damp wipe all metal toilet partitions and modesty screens and tiled walls using approved germicidal solution. All surfaces are to be wiped dry so that all wipe marks are removed and surfaces have a uniformly bright appearance. The top edges of all partitions, ledges and mirror tops will be dusted.

5.    Empty All Receptacles. Waste, sanitary napkins, ashtrays, etc.

6.    All Dispensers to be Filled. Fill toilet paper, toilet seat cover, hand towel, soap, and sanitary napkin dispensers as necessary. Replace lined disposal bags in sanitary napkin receptacles.

EXHIBIT F
LEGAL DESCRIPTION

TRACT I:
ALL THAT PART OF THE NORTH ½ OF FRACTIONAL SECTION 35, TOWNSHIP 12, RANGE 25, IN THE CITY OF LEAWOOD, JOHNSON COUNTY, KANSAS, DESCRIBED AS FOLLOWS: COMMENCING AT THE NORTHWEST CORNER OF SAID FRACTIONAL SECTION 35; THENCE S 0° 13' 33” W ALONG THE WEST LINE THEREOF, 350 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING S 0° 13' 33” W ALONG SAID WEST LINE 268.61 FEET; THENCE S 46° 05' 53” E 376.72 FEET; THENCE N 67° 52' 35” E 266.27 FEET; THENCE N 22° 07' 25” W 464 FEET; THENCE S 89° 57' 08” W 342.30 FEET TO THE TRUE POINT OF BEGINNING.
TRACT II:
A STRIP OF LAND 29 FEET WIDE THROUGH PART OF THE NORTH ½ OF FRACTIONAL SECTION 35, TOWNSHIP 12, RANGE 25, IN THE CITY OF LEAWOOD, JOHNSON COUNTY, KANSAS, LYING 13 FEET ON THE NORTHEASTERLY SIDE AND 16 FEET ON THE SOUTHWESTERLY SIDE OF THE FOLLOWING DESCRIBED BASE LINE: COMMENCING AT THE SOUTHEAST CORNER OF THE NORTH ½ OF THE NORTH ½ OF SAID FRACTIONAL SECTION 35; THENCE S 89° 52' 03” W ALONG THE SOUTH LINE THEREOF, 453.33 FEET; THENCE N 46° 05' 35” W 35.96 FEET TO A POINT ON THE NORTH LINE OF 89TH STREET AS NOW ESTABLISHED AND THE TRUE POINT OF BEGINNING OF THE BASE LINE HEREIN DESCRIBED; THENCE N 46° 05' 53” W 344.90 FEET TO THE POINT OF SAID BASE LINE TERMINATION.
TRACT III:
ALL THAT PART OF THE NORTH ½ OF FRACTIONAL SECTION 35, TOWNSHIP 12, RANGE 25, IN THE CITY OF LEAWOOD, JOHNSON COUNTY, KANSAS, DESCRIBED AS FOLLOWS: COMMENCING AT THE POINT OF INTERSECTION OF THE SOUTH LINE OF THE NORTH ½ OF THE NORTH ½ OF SAID FRACTIONAL SECTION 35 AND THE WEST RIGHT OF WAY LINE OF THE MISSOURI-KANSAS STATE LINE ROAD, AS NOW ESTABLISHED; THENCE S 0° 47' 27” E ALONG SAID WEST RIGHT OF WAY LINE A DISTANCE OF 115.44 FEET, TO A POINT ON THE NORTH RIGHT OF WAY LINE OF 89TH STREET AS NOW ESTABLISHED; THENCE S 89° 19' 33” W ALONG SAID NORTH RIGHT OF WAY LINE A DISTANCE OF 2.32 FEET TO A POINT OF CURVATURE; THENCE WESTERLY CONTINUING ALONG SAID NORTH RIGHT OF WAY LINE ON A CURVE TO THE RIGHT HAVING A RADIUS OF 245 FEET, AN ARC DISTANCE OF 174.93 FEET TO A POINT OF REVERSE CURVATURE; THENCE WESTERLY CONTINUING ALONG SAID NORTH RIGHT OF WAY LINE ON A CURVE TO THE LEFT HAVING A RADIUS OF 345 FEET, AN ARC DISTANCE OF 40 FEET TO THE TRUE POINT OF BEGINNING OF THE TRACT OF LAND TO BE HEREIN DESCRIBED; THENCE WESTERLY CONTINUING ALONG SAID NORTH RIGHT OF WAY LINE ON A CURVE TO THE LEFT HAVING A RADIUS OF 345 FEET AND AN INITIAL TANGENT BEARING OF N 56° 24' 33” W AN ARC DISTANCE OF 283.08 FEET TO A POINT OF TANGENCY; THENCE S 89° 52' 03” W CONTINUING ALONG SAID NORTH RIGHT OF WAY LINE A DISTANCE OF 8.88 FEET; THENCE N 46° 05' 53” W DEPARTING FROM SAID NORTH RIGHT OF WAY LINE A DISTANCE OF 352.55 FEET; THENCE N 67° 52' 35” E A DISTANCE OF 200.81 FEET; THENCE N 22° 07' 25” W A DISTANCE OF ____ FEET; THENCE N 89° 57' 08” E A DISTANCE OF 120.68 FEET; THENCE S 29° 4' 25” E A DISTANCE OF 300.75 FEET; THENCE S 8° 04' 58” E A DISTANCE OF 184.24 FEET TO THE TRUE POINT OF BEGINNING.